Exhibit 1.2

[Translation]

Articles of Incorporation of Chunghwa Telecom Co., Ltd.

1.	All 26 articles adopted by Promoters Meeting on June 11, 1996.

2.	Article 15 amended by General Shareholders Meeting on December 26, 1997.

3.	Articles 2 and 22 amended by General Shareholders Meeting on November 25, 1998.

4.	Paragraph 1 of Article 21, amended by Special Shareholders Meeting on July 13, 1999.

5.	Articles 2, 3, 6, 7, 10, 12, 13, 19, 21, and 22 amended, and Articles 6-1 and 7-1 inserted by General Shareholders Meeting on June 4, 2001.

6.	Articles 2, 7, 8, 9, 10, 19, 21, and 22 amended and Article 5 deleted by General Shareholders Meeting on June 21, 2002.

7.	Articles 2 amended by General Shareholders Meeting on June 17, 2003.

8.	Articles 2 and 22 amended by General Shareholders Meeting on June 25, 2004.

9.	Articles 2, 3, 6, 10, 11, 12, 14, 17, 19, 20, 22, 23, and 25 amended, and Articles 12-1, 18-1, and 18-2 inserted by General Shareholders Meeting on May 30, 2006.

Chapter I—General Provisions

Article 1—The	Company is promoted by the Ministry of Transportation and Communications (“MOTC”) and others and organized under the Telecommunication Law, the Statute of Chunghwa Telecom Co., Ltd. (hereinafter referred to as the “Corporation Statute”) and the provisions of the Company Law pertaining to companies limited by shares and is named “Chunghwa Telecom Co., Ltd.”.

The English name of the Company is “Chunghwa Telecom Co., Ltd.”.

Article 2—The	scope of business of the Company shall be as follows:

1)	Telecommunications Enterprise of Type 1 (G901011);

2)	Telecommunications Enterprise of Type 2 (G902011);

3)	Installation of the Computer Equipment Business (E605010);

4)	Telecommunication Equipment Wholesale Business (F113070);

5)	Telecommunication Equipment Retail Business (F213060);

6)	Telecommunication Engineering Business (E701010);

7)	Installation of the Radio-Frequency Equipment whose operation is controlled by the Telecommunication Business (E701030);

8)	Information Software Service Business (I301010);

9)	Other Designer Businesses [the design of the computer information hardware] (I599990);

10)	Rental Business (JE01010);

11)	Publishing Business (J304010);

12)	Other Wholesale Businesses [telephone card and IC card] (F199990);

13)	Management and Consulting Service Business (I103060);

14)	Other Corporation Service Businesses [telephone card, IC card, the research and development of the telecommunication facilities and devices, accepting payment on behalf of businesses and institutions, telecommunication equipment inspection services, and agency sale of entry tickets and travel fares] (IZ99990);

15)	Other Retail Businesses [telephone card and IC card] (F299990);

16)	Online Certification Service Businesses (IZ13010);

17)	Supply of Electronic Information Service Businesses (I301030);

18)	Information Process Service Business (I301020);

19)	Telecommunication Account Application Agency Businesses (IE01010);

20)	Management of Overdue Accounts Payable Service Businesses (IZ11010);

21)	Real Estate Rental Businesses (H703100);

22)	Technique and Performing Arts Training (J201031)

23)	Waste Disposal Businesses (J101040);

24)	Community Common Cable Television Equipment Businesses (J502020);

25)	Exhibition Service Businesses (JB01010);

26)	General Advertising Service Businesses (I401010);

27)	Department Store Businesses (F301010);

28)	Communication Newsletter Businesses (J302010);

29)	Industry and Commerce Credit Investigation Service Businesses (JD01010);

30)	Public Notarization Businesses (IZ07010);

31)	Parking Lot Operation Businesses (G202010);

32)	Environmental Assessment Service Businesses (J101050);

33)	Engineering Technology Consultation Services (I101061);

34)	Computer and Accessories Manufacturing Service (CC01110);

35)	Information Storage an Process Equipment Manufacturing Businesses (CC01120);

36)	Electronic Component Manufacturing Businesses (CC01080);

37)	Other Electrical and Electronic Machinery & Equipment Manufacturing Businesses [IC or Optical Card Scanners] (CC01990);

38)	Radio-Frequency Equipment Import Business (F401021);

39)	Cable System Operator Business (J504011);

40)	General Hotel Business (J901020);

41)	Tourism Hotel Business (J901011);

42)	Computer and Administrative Device Wholesale Businesses (F113050);

43)	Information Software Wholesale Businesses (F118010);

44)	Computer and Administrative Device Retail Businesses (F213030);

45)	Information Software Rental Businesses (F218010)

46)	Except the permitted business, the Company may engage in other businesses not prohibited or restricted by laws and regulations.

The Company may handle endorsement and guaranty affairs in accordance with the Operation Procedures for the Endorsement and Guaranty of the Company if there is any business need.

Article 3—In	the event that the Company invests in another business as a limited-liability shareholder, the total investment amount may not exceed the total paid-in capital of the Company. Investment not related to telecommunications may not exceed 20% of the total paid-in capital of the Company.

Article 4—The	head office of the Company is located in Taipei City and the Company may establish branch office(s) and liaison office(s) at appropriate locations within or outside the territory of the Republic of China.

Article 5—(Deleted)

Chapter II—Shares

Article 6—The	registered capital of the Company shall be One Hundred Twenty Billion and Twenty New Taiwan Dollars (NT$120,000,000,020), divided into One Billion Twenty Million (12,000,000,000) common shares and Two (2) preferred shares with a par value of Ten New Taiwan Dollars (NT$10) per share. All the common shares shall be issued in increments by the Board of Directors pursuant to the laws and regulations.

Article 6-1—The	rights, obligations, and other important conditions regarding the preferred shares issued by the Company are stated as follows:

1)	The rights of the preferred shares with respect to the distribution of dividends and bonuses, the Company’s retained properties, and the Company’s profits and capital reserve in cash or the appropriated capital, etc. shall be equal to those of the common shares.

2)	The shareholder(s) of the preferred shares has/have the same right to vote or election with those of the shareholder(s) of the common shares at a common shareholders’ meeting.

3)	During the term of the preferred shares, the shareholder(s) of the preferred share shall be the director(s) and supervisor(s) and may be re-appointed by MOTC at any time.

4)	When the Company issues new shares in cash, the shareholder(s) of the preferred shares shall have the same preemptive rights with respect to the new shares as those of the shareholder(s) of the common shares.

5)	The Company shall obtain the consents of the shareholder(s) of the preferred shares before engaging in the following matters and, failing so, the action will be deemed void:

(1)	To amend the Company’s name

(2)	To amend the Company’s business scope

(3)	To transfer all or the essential part of the Company’s business or assets

6)	The preferred shares issued by the Company shall not be transferred. At the end of the third year from the issuance date of the preferred shares, the Company shall reacquire the preferred shares by their par value and then cancel them. The issuance date shall be the record date of the capital increase of the preferred shares.

Article 7—The	share certificates of the Company shall bear the shareholders’ names, be signed or sealed by the Chairman and at least two other directors, be serially numbered, affixed with the corporate seal of the Company, and legalized by the Ministry of Economic Affairs (“MOEA”) (hereinafter referred to as the “Competent Authority”) or its certified issuance registration agency before they are issued in accordance with the relevant laws.

When issuing new shares, the Company may print a share certificate in respect of the full number of shares to be issued at that time, and shall arrange for the certificate to be kept by a centralized securities custodian institution, in which case the preceding requirement for serial numbering of share certificates shall not apply.

Shares issued by the Company may also be exempt from printing of share certificates, and the Company shall arrange for such shares to be recorded by a centralized securities custodian institution, in which case the preceding 2 paragraphs shall not apply.

Any affair with regard to the shares of the Company shall be handled in accordance with the Guidelines for Handling Stock Affairs by a Public Issuing Company.

Article 7-1—The	share certificates issued by the Company may be jointly exchanged for the share certificates with a larger par value upon the request of the Taiwan Securities Centralized Depository Company Limited by Shares.

Chapter III—Shareholders’ Meeting

Article 8—Shareholders’	meetings shall be of two types: general shareholders’ meeting and special shareholders’ meeting. Except as otherwise provided in the Company Law, shareholders’ meetings shall be convened by the Board of Directors.

The general shareholders’ meeting shall be convened at least once every year and shall be convened within six (6) months after the close of each fiscal year except as otherwise approved by the Competent Authority for good cause shown.

The special shareholders’ meeting shall be convened at such time as may be deemed necessary pursuant to relevant laws and regulations.

Article 9—Where	a shareholders’ meeting is convened by the board of directors, the chairman of the Company shall act as the chairman of the shareholders’ meeting. In the event that the chairman is to be on leave of absence or cannot attend the meeting for any cause whatsoever, the vice-chairman, or where the chairman and the vice-chairman are both to be on leave of absence or cannot attend the meeting for any cause whatsoever, one of the directors appointed by the chairman, or, where there is no appointment, a director elected among all the directors, may act on behalf of the chairman.

Where a shareholders’ meeting is convened by a person with authority other than the board of directors, such convener shall act as the chairman of the shareholders’ meeting. Where there are two (2) or more conveners, the chairman of the meeting shall be elected amongst such conveners.

Article 10—Unless	otherwise specified by the law, each shareholder of the Company shall be entitled to one vote for each share held.

Article 11—(Deleted)

Chapter IV—Directors and Supervisors

Article 12—The	Company shall have seven (7) to fifteen (15) directors to form the Board of Directors, one-fifth (1/5) of whom shall be expert representatives.

The Board of Directors shall have one (1) chairman elected by and from among the directors with the concurrence of a general majority of the directors present at a meeting attended by at least two-thirds (2/3) of the directors and shall have one (1) vice-chairman elected in the same way.

The Company shall have three (3) to five (5) supervisors.

During the term of the preferred shares, there shall be at least one (1) seat of the directors and the supervisors each reserved for the shareholders of the preferred shares.

Article 12-1	In accordance with Articles 181-2 and 183 of the Securities and Exchange Law, the Company shall, beginning in the fifth commencement, establish three (3) independent directors to be included in the number of directors designated in the preceding Article.

The elections for independent directors shall proceed with the candidate nomination system; the shareholders shall elect the independent directors from among the nominees listed in the roster of independent director candidates.

Elections for independent and non-independent directors shall proceed concurrently, and the number of elected directors shall be calculated separately.

The professional qualifications, restrictions on shareholding and concurrent post, affirmation of independence, nomination and election processes, exercise of authority and other requirements of independent directors shall be determined and executed in accordance with the Securities and Exchange Law and related regulations.

Article 13—The	tenure of office of the directors and supervisors will be three (3) years and they will be eligible for re-election.

The tenure of the directors and supervisors of the shareholders of the preferred shares appointed without election and who are not subject to any restriction of the tenure set forth in the previous paragraph ends upon the termination of the issuance period of the preferred shares.

In the event that the representative of a government or corporate body is elected as the director or the supervisor, the government or corporate body may reappoint such representative at anytime to supplement the original tenure.

Article 14—The following items shall be decided by the board of directors:

(1)	Increase or reduction of capital of the Company.

(2)	Regulations with regard to the organization of the Company.

(3)	Establishment, amendment, and abolishment of the branch offices within or outside the territory of the Republic of China.

(4)	Examination of annual business budgets and final budgets.

(5)	Distribution of profits or off-set of deficit.

(6)	The amount and term of domestic and foreign loan.

(7)	The amount of Investment.

(8)	Issuance of corporate bonds.

(9)	Policies regarding personnel matters, material purchase, accounting, and internal control.

(10)	Amendment and modifications of regulations of organization of the board of directors and guidelines on establishing functional committee.

(11)	Amendment and modification of regulations with regard to the scope of duties of independent directors.

(12)	Appointment and removal of the president, vice presidents, presidents of Telecommunication Laboratories and Telecommunication Training Institute, and audit and accounting section chiefs.

(13)	The remuneration standard for employees.

(14)	Policies regarding recommendation of chairman and president to subsidiaries.

(15)	Other duties and powers granted by the law or by shareholders meeting.

Article 15—The	board of directors’ meeting shall be convened every two (2) months. The special board of directors’ meeting shall be convened at such time as may be deemed necessary. Both meetings shall be convened by the chairman of the Company and such chairman shall act as the chairman of the meeting. In the event that the chairman cannot attend the meeting for any cause whatsoever, the vice-chairman, or where the chairman and the vice-chairman are both to be on leave of absence or cannot attend the meeting for any cause whatsoever, one of the directors appointed by the chairman, or, where there is no appointment, a director elected among all the directors, may act on behalf of the chairman.

Article 16—All	directors shall attend every board of directors’ meeting; in case any of the directors cannot attend the meeting for any cause whatsoever, he/she may designate the other directors to act on his/her behalf and such agent shall present the proxy setting forth the vested power of the purpose of the meeting each time. However, each agent shall only accept one appointment from the directors.

Except as otherwise provided in the relevant laws or this Articles of Incorporation, any resolution of a board of directors’ meeting shall be adopted at a meeting which at least general majority of the directors attend and at which meeting a general majority of the directors present vote in favor of such resolution.

Minutes of meetings shall be prepared for all resolutions adopted at a board of directors’ meeting.

Article 17—The	supervisors shall perform the following functions:

(1)	To investigate the business and financial condition of the Company;

(2)	To inspect the books, records and documents of the Company; and

(3)	Other powers granted by the laws and regulations.

Article 18—In	addition to performing the functions of a supervisor in accordance with the relevant laws, the supervisors may attend the board of directors’ meeting to express his/her opinion but may not participate in any voting.

Article 18-1	Remunerations of the directors and supervisors shall be examined and proposed by the compensation committee of board of directors, and be adopted by the resolution of board of the directors.

Article 18-2	The Company may purchase liability insurance policies for directors and supervisors during the term of their offices and within the scope of damages results from the performances of their official duties in order to reduce and disperse the risks for the Company and shareholders due to the fault, mistake, violation of duty, and inaccurate or misleading statements on part of the directors and supervisors during the performance of their duties.

Chapter V—Managerial Officers

Article 19—The	Company shall have one (1) chief executive officer, to be served as a concurrent post by the chairman or by the president, to lead the managers in proposing and making significant policy decisions regarding to the Company and all affiliates of the Company.

The Company shall have one (1) president, several executive vice presidents, senior vice presidents, and the presidents of laboratory and institute. The president shall be a director with professional knowledge in telecommunication business.

Article 20—The	president shall, in accordance with the decision made by the board of directors and with instruction from the chief executive officer, take charge of the affairs of the Company, and shall have the authority to sign on behalf of the Company; the executive vice presidents and senior vice presidents shall assist the president in all affairs, and shall have the power to sign on behalf of the Company within the scope set by rules decided by the president or authorized in writing by the president.

The division of powers and duties between the board of directors and the president shall be determined in accordance with the Powers and Duties Chart.

Chapter VI—Accounting

Article 21—The	fiscal year of the Company shall be from January 1 to December 31 of each year.

At the end of each fiscal year, the board of directors shall prepare the following statements and reports, and submit the same to the supervisor(s) for examination thirty (30) days prior to the annual shareholders’ meeting, and then shall submit the same to the annual shareholders’ meeting for adoption.

(1)	Report of Operations;

(2)	Financial statements;

(3)	Resolution governing the distribution of profit or the making-up of losses.

Article 22—After	the Company has paid all taxes due at the end of each fiscal year, the Company shall offset its accumulated losses and set aside ten percent (10%) of the net profit as the statutory revenue reserve before distribution of profits, except when the accumulated amount of such legal reserve equals to the Company’s total authorized capital. The Company may also set aside special reserve(s) according to the business need or laws and regulations. A minimum of fifty percent (50%) of the total amount of the balance, including the accumulated retained profits from the previous year, shall be distributed in the following manner:

1)	Employee bonuses between two percent (2%) to five percent (5%);

2)	Remuneration for directors and supervisors not higher than 0.2%.

3)	The remainder after deducting amounts in subparagraphs 1) and 2) shall be shareholders’ dividends. Cash dividends shall not be below fifty percent (50%) of the total dividends, but when the cash dividends fall below NT$0.1 per share, dividends shall be distributed in the form of stocks.

Subparagraphs 1) and 2) of the preceding paragraph shall apply upon the privatization of the Company, however, with respect to the year in which privatization occurred, the dividends shall be distributed based on the profits derived during the period after privatization.

The percentage of distribution stipulated in paragraph 1 shall take into consideration of the actual profitability of the year, capital budgeting, and status of finance, and shall be executed following the resolution of shareholders meeting.

Dividends and bonuses shall not be distributed where the Company has no profits, provided that where the statutory revenues reserve exceeds fifty percent (50%) of paid-up capital of the Company, the portion in excess may be distributed as shareholders’ dividends.

Article 23—In	the event that the Company issues new shares, excluding ad hoc ratification by the central competent authority, the Company shall reserve ten percent (10%) to fifteen percent (15%) of the total newly issued shares for preemptive subscription by employees of the Company.

Chapter VII—Supplementary Provisions

Article 24—The	regulations with regard to the organization of the Board of Directors and the Company shall be separately adopted.

Article 25—Matters	not specified herein shall be resolved in accordance with the Company Law.

Article 26—This	Articles of Incorporation was adopted on June 11, 1996.